Exhibit 99.1

INTERGRAPH AND INTEL ANNOUNCE SETTLEMENT OF ALABAMA PATENT INFRINGEMENT LITIGATION

HUNTSVILLE, Ala./SANTA CLARA, Calif., April 15, 2002 -- Intergraph Corporation and Intel Corporation have settled the patent infringement suit pending in U.S. District Court in Birmingham, Alabama.  Under terms of the settlement, the companies have signed a cross license agreement; Intergraph will transfer ownership of certain unrelated patents to Intel and Intel will pay Intergraph $300 million.  Intel will take a one-time charge for approximately half of the payment, which will be reflected in the financial statements for the first quarter, scheduled for release on Tuesday.

     A patent suit in U.S. Federal District Court in Marshall, Texas will proceed as planned, but the companies have agreed on liquidated damages depending upon the outcome of the case, including appeal.  The liquidated damages range from zero if Intel prevails, and $150 million if Intergraph prevails up to $250 million if Intergraph prevails on appeal.  All other terms of the settlement are confidential.

     Intergraph Corporation is a worldwide provider of end-to-end technical solutions and systems integration.  Intergraph's vertically focused business units develop, market and support software and services for local and national governments and for global industries, including process, power and offshore, public safety, utilities, communications, mapping/GIS, and earth imaging.  Intergraph is headquartered in Huntsville, Ala., with offices worldwide.  More information can be found on the Internet at www.intergraph.com.

     Intel, the world's largest chipmaker, is also a leading manufacturer of computer, networking and communications products.  Additional information about Intel is available at www.intel.com/pressroom.

Exhibit 99.2

INTEL REPORTS FIRST-QUARTER RESULTS

First-Quarter Earnings Per Share $0.14

First-Quarter Earnings Excluding Acquisition-Related Costs1 $0.15 Per Share

Results Include Impact of Intergraph Agreement

SANTA CLARA, Calif., April 16, 2002 -- Intel Corporation today announced first-quarter revenue of $6.8 billion, down 3 percent sequentially and up 2 percent year-over-year.

     First-quarter net income was $936 million, up 86 percent sequentially and up 93 percent year-over-year. Earnings per share were $0.14, up 100 percent from $0.07 in both the first and fourth quarters of 2001. In accordance with generally accepted accounting principles (GAAP), earnings in the 2001 periods reflect charges for the amortization of goodwill, which is no longer amortized in the current year with the adoption of FASB statement 142.

1 Acquisition-related costs consist of one-time write-offs of purchased in-process R&D, amortization of acquisition-related intangibles and costs, and, prior to 2002, amortization of goodwill. Intangibles include, for example, the value of the acquired companies’ developed technology. Earnings excluding acquisition-related costs differ from earnings presented according to GAAP because they exclude these costs.

     Net income excluding acquisition-related costs1 was $1.0 billion, up 2 percent sequentially and down 7 percent year-over-year. First-quarter earnings excluding acquisition-related costs were $0.15 per share, flat with the fourth quarter of 2001 and down 6 percent from the first quarter of 2001.

     Intel and Intergraph Corporation yesterday announced the settlement of certain patent infringement litigation. The companies signed a cross licensing agreement, and ownership of various patents was transferred to Intel. Under the agreement, Intel will pay $300 million to Intergraph and has recorded a charge to first-quarter cost of sales in the amount of $155 million. The remaining $145 million represents the value of intellectual property assets, which will be amortized over a number of years according to Intel's accounting policies. The first-quarter charge reduced earnings per share by approximately $0.01 on both a GAAP basis and excluding acquisition-related costs.

Acquisition-related costs in the first quarter consisted of $111 million in amortization of acquisition-related intangibles and other costs. Intel expects to continue to report earnings excluding acquisition-related costs through 2002 to provide a consistent basis for financial comparisons.

     "Intel's aggressive R&D and manufacturing investments paid off in the first quarter, helping our product mix and profitability in a generally soft environment," said Craig R. Barrett, chief executive officer. "While demand in emerging markets remains solid, established markets such as the United States and Europe continue to be impacted by weak IT spending.

     "We picked up the pace of new product introductions, launching the world's most powerful desktop microprocessors -- the Pentium(R) 4 processor at 2.2 and 2.4 GHz -- along with the first mobile Pentium 4 processors and the first Xeon(TM) processors based on our NetBurst(TM) microarchitecture," Barrett continued. "We also introduced a wide range of products based on our new XScale(TM) core for cell phones, PDAs and network processing. Going forward, we believe our industry-leading products and manufacturing efficiencies set the stage for better results when industry demand picks up."

     During the quarter, the company paid its quarterly cash dividend of $0.02 per share. The dividend was paid on March 1 to stockholders of record on Feb. 7. Intel has paid a regular quarterly cash dividend for more than nine years.

     Also during the quarter, the company repurchased a total of 30.9 million shares of common stock at a cost of $1.0 billion under an ongoing program. Since the program began in 1990, the company has repurchased approximately 1.6 billion shares at a total cost of approximately $27 billion.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after March 30, 2002.

Intel plans to provide a mid-quarter Business Update to the Outlook provided below on June 6.

Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

** Revenue in the second quarter is expected to be between $6.4 billion and $7.0 billion.

** Gross margin percentage in the second quarter is expected to be 53 percent, plus or minus a couple of points, versus 51.3 percent in the first quarter. Intel's gross margin percentage varies primarily with revenue levels, product mix, product pricing, changes in unit costs, capacity utilization, and the timing of factory ramps and associated costs.

** Gross margin percentage for 2002 is expected to be 53 percent, plus or minus a few points, higher than the previous expectation of 51 percent, plus or minus a few points. The expectation includes the impact of the Intergraph agreement.

** Expenses (R&D, excluding in-process R&D, plus MG&A) in the second quarter are expected to be approximately $2.1 billion, flat with the first quarter. Expenses may vary from this expectation depending in part on the level of revenue and profits.

** R&D spending, excluding in-process R&D, is expected to be approximately $4.1 billion in 2002.

** Capital spending for 2002 is expected to be approximately $5.5 billion.

** Gains or losses from equity investments and interest and other for the second quarter are expected to be zero due to the expectation of a net loss on equity investments of approximately $60 million, primarily as a result of impairment charges. Gains from equity investments and interest and other will vary depending on equity market levels and volatility, the realization of expected gains or losses on investments, including gains on investments acquired by third parties, determination of impairment charges, interest rates, cash balances, and assuming no unanticipated items.

** The tax rate for 2002 is expected to be approximately 28.4 percent, excluding the impact of acquisition-related costs.

** Depreciation is expected to be approximately $1.2 billion in the second quarter and approximately $4.7 billion for the year, higher than the previous expectation of $4.6 billion.

** Amortization of acquisition-related intangibles and costs is expected to be approximately $115 million in the second quarter. For the full year, amortization of acquisition-related intangibles and costs is expected to be approximately $440 million.

The statements by Craig R. Barrett, the above statements contained in this Outlook, and the statements in the First-Quarter and Recent Highlights section referring to plans and expectations for the current quarter and the future are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, other factors that could cause actual results to differ materially include the following: business and economic conditions and trends in the computing and communications industries in various geographic regions; factors associated with doing business outside the United States, including currency controls and fluctuations, and tariff, import and other related restrictions and regulations; possible disruption in commercial activities related to terrorist activity or armed conflict in the United States, Israel and other locations, such as changes in logistics and security arrangements, and reduced end-user purchases relative to expectations; civil or military unrest or political instability in a locale; changes in customer order patterns; changes in the mix of microprocessor types and speeds sold as well as the mix of related chipsets, motherboards, purchased components and other semiconductor products; competitive factors, such as competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp including the transition to 0.13-micron process technology; excess manufacturing capacity; the ability to sustain and grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving intellectual property, stockholder and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-K for the year ended Dec. 29, 2001 (Part II, Item 7, Outlook section).

Status of Business Outlook and Scheduled Business Update

     Intel expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Intel may reiterate the Outlook published in this press release. At the same time, Intel will keep this press release and Outlook publicly available on its Web site (www.intc.com). Prior to the Business Update and related Quiet Periods (described below), the public can continue to rely on the Outlook on the Web site as still being Intel’s current expectations on matters covered, unless Intel publishes a notice stating otherwise.

     Intel intends to publish a Business Update press release on June 6. From the close of business on May 31 until publication of the Business Update, Intel will observe a "Quiet Period." During the Quiet Period, the Outlook as provided in this press release and the company’s filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Intel representatives will not comment concerning the Outlook or Intel’s financial results or expectations.

A Quiet Period operating in similar fashion with regard to the Business Update and the company's SEC filings will begin at the close of business on June 14 and will extend until the day Intel’s next quarterly Earnings Release is published, presently scheduled for July 16.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)
	Three Months Ended

	Mar. 30,	Mar. 31,
	2002	2001

NET REVENUE	$6,781	$6,677

Cost of sales	3,301	3,225
Research and development	982	995
Marketing, general and administrative	1,072	1,155
Amortization of goodwill	-	441
Amortization of acquisition-related
intangibles and costs	111	144
Purchased in-process research and
development	-	75

Operating costs and expenses	5,466	6,035

OPERATING INCOME	1,315	642
Losses on equity investments	(46)	-
Interest and other	48	264

INCOME BEFORE TAXES	1,317	906
Income taxes	381	421

NET INCOME	$936	$485

BASIC EARNINGS PER SHARE	$0.14	$0.07

DILUTED EARNINGS PER SHARE	$0.14	$0.07

COMMON SHARES OUTSTANDING	6,684	6,721
COMMON SHARES ASSUMING DILUTION	6,861	6,899

Note:	Certain prior period amounts have been reclassified to conform to the current presentation

PRO FORMA INFORMATION EXCLUDING
ACQUISITION-RELATED COSTS
The following pro forma supplemental information excludes the effect of acquisition-related costs. This pro forma information is not prepared in accordance with generally accepted accounting principles.
	Three Months Ended

	Mar. 30,	Mar. 31,
	2002	2001

Pro forma operating costs and expenses	$5,355	$5,375
Pro forma operating income	$1,426	$1,302
Net income excluding acquisition-related
costs	$1,022	$1,099
Basic earnings per share excluding
acquisition-related costs	$0.15	$0.16
Diluted earnings per share excluding
acquisition-related costs	$0.15	$0.16

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)
	Mar. 30,	Dec. 29,
	2002	2001

CURRENT ASSETS
Cash and short-term investments	$9,231	$10,326
Trading assets	1,617	1,224
Accounts receivable	2,883	2,607
Inventories:
Raw materials	265	237
Work in process	1,301	1,316
Finished goods	914	700

	2,480	2,253
Deferred tax assets and other	1,278	1,223

Total current assets	17,489	17,633

Property, plant and equipment, net	18,314	18,121
Marketable strategic equity securities	129	155
Other long-term investments	1,605	1,319
Goodwill, net	4,338	4,330
Acquisition-related intangibles, net	693	797
Other assets	1,821	2,040

TOTAL ASSETS	$44,389	$44,395

CURRENT LIABILITIES
Short-term debt	$412	$409
Accounts payable and accrued liabilities	4,604	4,755
Deferred income on shipments to
distributors	572	418
Income taxes payable	1,017	988

Total current liabilities	6,605	6,570
LONG-TERM DEBT	1,064	1,050
DEFERRED TAX LIABILITIES	860	945

STOCKHOLDERS' EQUITY	35,860	35,830

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$44,389	$44,395